Exhibit 99.1


                    [Interactive Motorsports and Entertainment Corp. letterhead]


         INDIANAPOLIS (May 17, 2004) - Interactive Motorsports and Entertainment Corporation's reported today in its 10QSB SEC filing that its wholly owned subsidiary, Perfect Line, Inc., showed a positive cash flow from operations for the first time since the company was formed in August of 2002. The announcement came from William R. Donaldson, Chairman and CEO of Interactive Motorsports and Entertainment Corp. (OTCBB:IMTS).
         For the three months ended March 31, 2004, the Company showed a net loss of $520,377, a reduction of $236,059 from losses reported during the same period one year ago, and net cash provided by operations of $23,109 as compared to a net cash loss of $654,179 for the same period one year ago. Log on to www.edgar.sec.gov for the full report.
         "Our improved first quarter financials are due primarily to the restructuring of the company's business model from company owned and operated, mall-based racing centers to revenue share racing centers, mobile leases and simulator equipment sales," said Donaldson. "We are expecting continued financial improvement as we execute the business plan."

                                      -30-

For more information on IMTS, visit www.SMSonline.com
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Forward-looking statements
Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, and the business prospects of Interactive Motorsports and Entertainment Corporation, are subject to a number of risks and uncertainties that may cause the Company's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, the outlook of the economy and the effect on future revenues, access to and cost of capital, uncertainty of new product development, competition, and dependence on updated technology and licenses and leases.

Contact
Steve Wagoner: InvestorRelations@SMSonline.com; (800) 766-2782
Investor Relations on the web:
http://www.SMSonline.com/company/inv_rel_index.asp

             Interactive Motorsports and Entertainment Corporation
                                  (OTCBB:IMTS)
        Corporate Office: 5624 West 73rd Street o Indianapolis, IN 46278
                     Phone: 317-295-3500 o Fax: 317-298-8924
                                www.SMSonline.com